American Funds Fundamental Investors One Market, Steuart Tower, Suite 2000 San Francisco, California 94105 Phone (415) 421-9360 Fax (415) 393-7140

June 30, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$215,156
Class B	$1,765
Class C	$4,867
Class F1	$28,457
Class F2	$7,206
Total	$257,451
Class 529-A	$5,983
Class 529-B	$123
Class 529-C	$590
Class 529-E	$202
Class 529-F1	$288
Class R-1	$364
Class R-2	$1,670
Class R-3	$10,812
Class R-4	$14,153
Class R-5	$11,221
Class R-6	$9,495
Total	$54,901

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2400
Class B	$0.0932
Class C	$0.0859
Class F1	$0.2348
Class F2	$0.2813
Class 529-A	$0.2294
Class 529-B	$0.0749
Class 529-C	$0.0786
Class 529-E	$0.1744
Class 529-F1	$0.2698
Class R-1	$0.0912
Class R-2	$0.0954
Class R-3	$0.1778
Class R-4	$0.2339
Class R-5	$0.2908
Class R-6	$0.3007

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	890,009
Class B	17,859
Class C	55,565
Class F1	122,575
Class F2	26,255
Total	1,112,263
Class 529-A	26,706
Class 529-B	1,566
Class 529-C	7,632
Class 529-E	1,177
Class 529-F1	1,111
Class R-1	4,020
Class R-2	17,355
Class R-3	61,302
Class R-4	62,222
Class R-5	39,147
Class R-6	33,700
Total	255,938

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$38.71
Class B	$38.62
Class C	$38.57
Class F1	$38.69
Class F2	$38.71
Class 529-A	$38.68
Class 529-B	$38.67
Class 529-C	$38.65
Class 529-E	$38.66
Class 529-F1	$38.66
Class R-1	$38.57
Class R-2	$38.57
Class R-3	$38.64
Class R-4	$38.65
Class R-5	$38.73
Class R-6	$38.72